Exhibit 99.1

Cable ONE Reports Fourth Quarter and Full Year 2018 Results

February 27, 2019 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights:

●

Total revenues were $269.9 million in the fourth quarter of 2018 compared to $257.7 million in the fourth quarter of 2017, an increase of 4.7%. Residential data revenues increased 12.3% and business services revenues increased 10.3% year-over-year.

●

Net income was $42.0 million in the fourth quarter of 2018, a decrease of 70.9% year-over-year primarily as a result of a significant benefit from the Federal tax reform legislation enacted in the fourth quarter of 2017. Adjusted EBITDA(1) was $127.6 million, an increase of 8.8% year-over-year. Net profit margin was 15.6% and Adjusted EBITDA margin(1) was 47.3%.

●

Net cash provided by operating activities was $100.2 million in the fourth quarter of 2018, a decrease of 4.3% year-over-year. Adjusted EBITDA less capital expenditures(1) was $69.0 million in the fourth quarter of 2018, an increase of 3.4% year-over-year.

Full Year 2018 Highlights:

●

Total revenues were $1.1 billion in 2018 compared to $960.0 million in 2017, an increase of 11.7%. Residential data revenues increased 18.4% and business services revenues increased 19.0% year-over-year.

●

Net income was $164.8 million in 2018, a decrease of 29.9% year-over-year primarily as a result of the aforementioned Federal tax reform legislation. Adjusted EBITDA was $500.8 million, an increase of 12.9% year-over-year. Net profit margin was 15.4% and Adjusted EBITDA margin was 46.7%.

●

Net cash provided by operating activities was $407.8 million in 2018, an increase of 25.7% year-over-year. Adjusted EBITDA less capital expenditures was $283.1 million in 2018, an increase of 7.1% year-over-year.

Other Highlight:

●

In January 2019, the Company completed the acquisition of Clearwave Communications, a facilities-based service provider that owns and operates a high-capacity fiber network offering dense regional coverage in Southern Illinois (“Clearwave”).

(1)	Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Fourth Quarter 2018 Financial Results Compared to Fourth Quarter 2017

Revenues increased $12.2 million, or 4.7%, to $269.9 million for the fourth quarter of 2018, driven primarily by residential data and business services revenue growth, partially offset by decreases in residential video and voice revenues. For the fourth quarter of 2018 and 2017, residential data revenues comprised 46.8% and 43.7% of total revenues and business services revenues comprised 14.9% and 14.2% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $91.8 million in the fourth quarter of 2018 compared to $92.0 million in the fourth quarter of 2017. As a percentage of revenues, operating expenses were 34.0% for the fourth quarter of 2018 compared to 35.7% for the year-ago quarter.

Selling, general and administrative expenses were $57.6 million for the fourth quarter of 2018 and increased $2.4 million, or 4.4%, compared to the fourth quarter of 2017. The increase was primarily attributable to system conversion and acquisition-related costs incurred during the quarter and an increase in bonus expense. Selling, general and administrative expenses as a percentage of revenues were 21.4% for both the fourth quarter of 2018 and 2017.

Depreciation and amortization expense was $49.5 million for the fourth quarter of 2018 and increased $2.2 million, or 4.6%, compared to the fourth quarter of 2017. The increase was due primarily to new assets placed in service since the fourth quarter of 2017, partially offset by assets that became fully depreciated since the fourth quarter of 2017. The Company recognized $1.7 million and $3.8 million of net losses on asset disposals during the fourth quarter of 2018 and 2017, respectively.

Interest expense increased $1.8 million, or 13.5%, to $15.3 million, driven by an increase in interest rates year-over-year.

Income tax provision was $13.5 million in the fourth quarter of 2018 compared to an income tax benefit of $98.0 million in the prior year quarter. The year-over-year change was a result of Federal tax reform legislation enacted in the fourth quarter of 2017, which resulted in a reduction in statutory tax rates and a remeasurement of the Company’s deferred tax liability.

Net income was $42.0 million in the fourth quarter of 2018 compared to $144.3 million in the prior year quarter.

Adjusted EBITDA was $127.6 million and $117.3 million for the fourth quarter of 2018 and 2017, respectively, an increase of 8.8%. Capital expenditures totaled $58.6 million and $50.5 million for the fourth quarter of 2018 and 2017, respectively. Adjusted EBITDA less capital expenditures for the fourth quarter of 2018 was $69.0 million, an increase of $2.3 million, or 3.4%, from the prior year quarter.

Full Year 2018 Financial Results Compared to Full Year 2017

Revenues increased $112.3 million, or 11.7%, to $1.1 billion for 2018, driven primarily by residential data and business services revenue growth. For 2018 and 2017, residential data revenues comprised 46.0% and 43.4% of total revenues and business services revenues comprised 14.5% and 13.7% of total revenues, respectively. Full year results for 2017 include eight months of NewWave Communications (“NewWave”) operations, as the acquisition was completed on May 1, 2017.

Operating expenses (excluding depreciation and amortization) were $370.3 million in 2018 compared to $337.0 million in 2017. The increase in operating expenses attributable to the NewWave operations was $30.5 million. Excluding the impact of the NewWave operations, operating expenses increased $2.7 million, or 1.0%. The increase was due primarily to higher programming and repairs and maintenance costs. As a percentage of revenues, operating expenses were 34.5% for 2018 compared to 35.1% for 2017.

Selling, general and administrative expenses were $222.2 million for 2018 and increased $17.8 million, or 8.7%, compared to 2017. The increase in selling, general and administrative expenses attributable to the NewWave operations was $12.8 million, including $4.6 million for system conversion costs. Excluding the impact of the NewWave operations, selling, general and administrative expenses increased $5.0 million, or 2.7%. The increase was primarily attributable to higher insurance, marketing, rebranding and compensation expenses, partially offset by lower acquisition-related costs. Selling, general and administrative expenses as a percentage of revenues were 20.7% and 21.3% for 2018 and 2017, respectively.

Depreciation and amortization expense was $197.7 million for 2018 and increased $16.1 million, or 8.9%, compared to 2017. The increase was due primarily to additional depreciation and amortization from a full year of the NewWave operations.

The Company recorded $14.2 million and $0.6 million of net losses on asset disposals during 2018 and 2017, respectively. The prior year amount consisted of a $7.2 million net loss on asset disposals and a $6.6 million gain on the sale of a portion of the Company’s previous headquarters property. The year-over-year increase in the net loss on asset disposals was primarily attributable to a write-off of excess equipment and a higher amount of assets retired as new assets replaced them.

Interest expense increased $13.6 million, or 28.9%, to $60.4 million, driven by additional outstanding debt incurred to finance the NewWave acquisition and an increase in interest rates year-over-year.

Income tax provision was $47.2 million in 2018 compared to an income tax benefit of $45.0 million in 2017, which was a result of the 2017 Federal tax reform legislation.

Net income was $164.8 million in 2018 compared to $235.2 million in 2017.

Adjusted EBITDA was $500.8 million and $443.6 million for 2018 and 2017, respectively, an increase of 12.9%. Capital expenditures totaled $217.8 million and $179.4 million for 2018 and 2017, respectively. Adjusted EBITDA less capital expenditures for 2018 was $283.1 million, an increase of $18.8 million, or 7.1%, from the prior year.

Liquidity and Capital Resources

At December 31, 2018, the Company had $264.1 million of cash and cash equivalents on hand compared to $161.8 million at December 31, 2017. The Company’s debt balance was approximately $1.2 billion at both December 31, 2018 and 2017. The Company also had $195.9 million available for borrowing under its revolving credit facility as of December 31, 2018. The Company repurchased 38,814 shares for $26.6 million during 2018, including 4,786 shares repurchased in the fourth quarter for $4.0 million.

In January 2019, the Company borrowed $250.0 million of term loans maturing in 2026 to finance, in part, the Clearwave acquisition.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the fourth quarter and full year 2018 on Wednesday, February 27, 2019, at 5 p.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10128581. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 5 p.m. ET.

A replay of the call will be available from Wednesday, February 27, 2019 until Wednesday, March 13, 2019 on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the period ended December 31, 2018, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset disposals, system conversion costs, rebranding costs, other (income) expense and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision (benefit), changes in operating assets and liabilities, change in deferred income taxes and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the credit facilities and ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 800,000 residential and business customers in 21 states. Cable ONE provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Corporate Communications Director	Chief Financial Officer
602-364-6372	602-364-6210

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	the effects of any acquisitions by the Company;
●	risks that the Company’s rebranding may not produce the benefits expected;
●	adverse economic conditions;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	the Company’s ability to retain key employees;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to incur future indebtedness;
●	fluctuations in the Company’s stock price;
●	the Company’s ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers; and
●	the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands, except per share and share data)	2018	2017	$ Change	% Change
Revenues:
Residential data	$126,397	$112,556	$13,841	12.3%
Residential video	82,555	86,608	(4,053)	(4.7)%
Residential voice	9,934	11,184	(1,250)	(11.2)%
Business services	40,236	36,466	3,770	10.3%
Advertising sales	7,474	7,348	126	1.7%
Other	3,256	3,536	(280)	(7.9)%
Total Revenues	269,852	257,698	12,154	4.7%
Costs and Expenses:
Operating (excluding depreciation and amortization)	91,791	92,013	(222)	(0.2)%
Selling, general and administrative	57,632	55,229	2,403	4.4%
Depreciation and amortization	49,506	47,350	2,156	4.6%
Loss on asset disposals, net	1,659	3,752	(2,093)	(55.8)%
Total Costs and Expenses	200,588	198,344	2,244	1.1%
Income from operations	69,264	59,354	9,910	16.7%
Interest expense	(15,279)	(13,457)	(1,822)	13.5%
Other income, net	1,485	425	1,060	249.4%
Income before income taxes	55,470	46,322	9,148	19.7%
Income tax provision (benefit)	13,462	(97,971)	111,433	NM
Net income	$42,008	$144,293	$(102,285)	(70.9)%

Net income per common share:
Basic	$7.40	$25.38	$(17.98)	(70.8)%
Diluted	$7.34	$25.09	$(17.75)	(70.7)%
Weighted average common shares outstanding:
Basic	5,674,067	5,684,785	(10,718)	(0.2)%
Diluted	5,723,528	5,750,420	(26,892)	(0.5)%

Other comprehensive income, net of tax	$254	$89	$165	185.4%
Comprehensive income	$42,262	$144,382	$(102,120)	(70.7)%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31,
(dollars in thousands, except per share and share data)	2018	2017(1)	$ Change	% Change
Revenues:
Residential data	$492,816	$416,355	$76,461	18.4%
Residential video	343,344	332,536	10,808	3.3%
Residential voice	41,278	43,733	(2,455)	(5.6)%
Business services	155,993	131,082	24,911	19.0%
Advertising sales	24,919	24,824	95	0.4%
Other	13,945	11,426	2,519	22.0%
Total Revenues	1,072,295	959,956	112,339	11.7%
Costs and Expenses:
Operating (excluding depreciation and amortization)	370,269	337,040	33,229	9.9%
Selling, general and administrative	222,216	204,384	17,832	8.7%
Depreciation and amortization	197,731	181,619	16,112	8.9%
Loss on asset disposals, net	14,167	574	13,593	NM
Total Costs and Expenses	804,383	723,617	80,766	11.2%
Income from operations	267,912	236,339	31,573	13.4%
Interest expense	(60,415)	(46,864)	(13,551)	28.9%
Other income, net	4,487	668	3,819	NM
Income before income taxes	211,984	190,143	21,841	11.5%
Income tax provision (benefit)	47,224	(45,028)	92,252	NM
Net income	$164,760	$235,171	$(70,411)	(29.9)%

Net income per common share
Basic	$28.98	$41.40	$(12.42)	(30.0)%
Diluted	$28.77	$40.92	$(12.15)	(29.7)%
Weighted average common shares outstanding:
Basic	5,684,375	5,680,073	4,302	0.1%
Diluted	5,725,963	5,747,037	(21,074)	(0.4)%

Other comprehensive income, net of tax	$256	$94	$162	172.3%
Comprehensive income	$165,016	$235,265	$(70,249)	(29.9)%

NM = Not meaningful.

(1) Results for 2017 include only eight months of NewWave operations.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except par value and share data)	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$264,113	$161,752
Accounts receivable, net	29,947	29,930
Income taxes receivable	10,713	21,331
Prepaid and other current assets	13,090	10,898
Total Current Assets	317,863	223,911
Property, plant and equipment, net	847,979	831,892
Intangible assets, net	953,851	965,745
Goodwill	172,129	172,129
Other noncurrent assets	11,412	10,955
Total Assets	$2,303,234	$2,204,632

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$94,134	$117,855
Deferred revenue	18,954	15,008
Current portion of long-term debt	20,625	14,375
Total Current Liabilities	133,713	147,238
Long-term debt	1,142,056	1,160,682
Deferred income taxes	242,127	207,154
Other noncurrent liabilities	9,980	13,111
Total Liabilities	1,527,876	1,528,185

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,703,402 and 5,731,442 shares outstanding as of December 31, 2018 and 2017, respectively)	59	59
Additional paid-in capital	38,898	28,412
Retained earnings	850,292	728,386
Accumulated other comprehensive loss	(96)	(352)
Treasury stock, at cost (184,497 and 156,457 shares held as of December 31, 2018 and 2017, respectively)	(113,795)	(80,058)
Total Stockholders' Equity	775,358	676,447
Total Liabilities and Stockholders' Equity	$2,303,234	$2,204,632

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

		Three Months Ended December 31,
(dollars in thousands)		2018	2017	$ Change	% Change
Net income		$42,008	$144,293	$(102,285)	(70.9)%

Net profit margin		15.6%	56.0%

Plus:	Interest expense	15,279	13,457	1,822	13.5%
	Income tax provision (benefit)	13,462	(97,971)	111,433	NM
	Depreciation and amortization	49,506	47,350	2,156	4.6%
	Equity-based compensation	3,224	2,822	402	14.2%
	Severance expense	729	2,512	(1,783)	(71.0)%
	(Gain) loss on deferred compensation	(191)	839	(1,030)	(122.8)%
	Acquisition-related costs	1,734	662	1,072	161.9%
	Loss on asset disposals, net	1,659	3,752	(2,093)	(55.8)%
	System conversion costs(1)	1,135	-	1,135	NM
	Rebranding costs	545	-	545	NM
	Other income, net	(1,485)	(425)	(1,060)	249.4%
Adjusted EBITDA		$127,605	$117,291	$10,314	8.8%

Adjusted EBITDA margin		47.3%	45.5%

Less:	Capital expenditures	58,596	50,533	8,063	16.0%
Adjusted EBITDA less capital expenditures		$69,009	$66,758	$2,251	3.4%

NM = Not meaningful. (1) Comprised of $0.8 million of billing system conversion costs related to NewWave and $0.3 million of enterprise resource planning system (“ERP”) implementation costs.

	Three Months Ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Net cash provided by operating activities	$100,152	$104,698	$(4,546)	(4.3)%
Capital expenditures	(58,596)	(50,533)	(8,063)	16.0%
Interest expense	15,279	13,457	1,822	13.5%
Amortization of debt issuance cost	(1,075)	(991)	(84)	8.5%
Income tax provision (benefit)	13,462	(97,971)	111,433	NM
Changes in operating assets and liabilities	13,667	(2,531)	16,198	NM
Change in deferred income taxes	(16,347)	97,041	(113,388)	NM
(Gain) loss on deferred compensation	(191)	839	(1,030)	(122.8)%
Acquisition-related costs	1,734	662	1,072	161.9%
Severance expense	729	2,512	(1,783)	(71.0)%
System conversion costs(1)	1,135	-	1,135	NM
Rebranding costs	545	-	545	NM
Other income, net	(1,485)	(425)	(1,060)	249.4%
Adjusted EBITDA less capital expenditures	$69,009	$66,758	$2,251	3.4%

NM = Not meaningful. (1) Comprised of $0.8 million of billing system conversion costs related to NewWave and $0.3 million of ERP implementation costs.

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

		Year Ended December 31,
(dollars in thousands)		2018	2017(1)	$ Change	% Change
Net income		$164,760	$235,171	$(70,411)	(29.9)%

Net profit margin		15.4%	24.5%

Plus:	Interest expense	60,415	46,864	13,551	28.9%
	Income tax provision (benefit)	47,224	(45,028)	92,252	NM
	Depreciation and amortization	197,731	181,619	16,112	8.9%
	Equity-based compensation	10,486	10,743	(257)	(2.4)%
	Severance expense	2,347	5,652	(3,305)	(58.5)%
	Loss on deferred compensation	425	2,753	(2,328)	(84.6)%
	Acquisition-related costs	1,773	5,942	(4,169)	(70.2)%
	Loss on asset disposals, net	14,167	574	13,593	NM
	System conversion costs(2)	5,037	-	5,037	NM
	Rebranding costs	968	-	968	NM
	Other income, net	(4,487)	(668)	(3,819)	NM
Adjusted EBITDA		$500,846	$443,622	$57,224	12.9%

Adjusted EBITDA margin		46.7%	46.2%

Less:	Capital expenditures	217,766	179,363	38,403	21.4%
Adjusted EBITDA less capital expenditures		$283,080	$264,259	$18,821	7.1%

NM = Not meaningful.
(1) Results for 2017 include only eight months of NewWave operations. (2) Comprised of $4.6 million of billing system conversion costs related to NewWave and $0.4 million of ERP implementation costs.

	Year Ended December 31,
(dollars in thousands)	2018	2017(1)	$ Change	% Change
Net cash provided by operating activities	$407,769	$324,486	$83,283	25.7%
Capital expenditures	(217,766)	(179,363)	(38,403)	21.4%
Interest expense	60,415	46,864	13,551	28.9%
Amortization of debt issuance cost	(4,163)	(3,174)	(989)	31.2%
Income tax provision (benefit)	47,224	(45,028)	92,252	NM
Changes in operating assets and liabilities	18,621	20,185	(1,564)	(7.7)%
Change in deferred income taxes	(34,973)	87,223	(122,196)	NM
Loss on deferred compensation	425	2,753	(2,328)	(84.6)%
Acquisition-related costs	1,773	5,942	(4,169)	(70.2)%
Severance expense	2,347	5,652	(3,305)	(58.5)%
Write-off of debt issuance costs	(110)	(613)	503	(82.1)%
System conversion costs(2)	5,037	-	5,037	NM
Rebranding costs	968	-	968	NM
Other income, net	(4,487)	(668)	(3,819)	NM
Adjusted EBITDA less capital expenditures	$283,080	$264,259	$18,821	7.1%

NM = Not meaningful.
(1) Results for 2017 include only eight months of NewWave operations. (2) Comprised of $4.6 million of billing system conversion costs related to NewWave and $0.4 million of ERP implementation costs.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of December 31,		Year-Over-Year Change
	2018	2017	Amount	%
Homes Passed (1)	2,093,501	2,145,577	(52,076)	(2.4)%

Residential Customers	734,250	731,011	3,239	0.4%

Data PSUs	600,716	584,854	15,862	2.7%
Video PSUs	310,475	346,712	(36,237)	(10.5)%
Voice PSUs	99,070	110,013	(10,943)	(9.9)%
Total residential PSUs	1,010,261	1,041,579	(31,318)	(3.0)%

Business Customers	70,615	66,526	4,089	6.1%

Data PSUs	62,358	58,299	4,059	7.0%
Video PSUs	15,948	17,176	(1,228)	(7.1)%
Voice PSUs	26,864	24,868	1,996	8.0%
Total business services PSUs	105,170	100,343	4,827	4.8%

Total Customers	804,865	797,537	7,328	0.9%
Total non-video	478,442	435,087	43,355	10.0%
Percent of total	59.4%	54.6%

Data PSUs	663,074	643,153	19,921	3.1%
Video PSUs	326,423	363,888	(37,465)	(10.3)%
Voice PSUs	125,934	134,881	(8,947)	(6.6)%
Total PSUs	1,115,431	1,141,922	(26,491)	(2.3)%

Penetration
Data	31.7%	30.0%		1.7%
Video	15.6%	17.0%		(1.4)%
Voice	6.0%	6.3%		(0.3)%

Share of Fourth Quarter Revenues
Residential data	46.8%	43.7%		3.1%
Business services	14.9%	14.2%		0.7%
Total	61.7%	57.9%		3.8%

ARPU - Fourth Quarter
Residential data (2)	$69.90	$63.92	$5.98	9.4%
Residential video (2)	$88.20	$82.42	$5.78	7.0%
Residential voice (2)	$32.97	$33.69	$(0.72)	(2.1)%
Business services (3)	$186.71	$182.85	$3.86	2.1%

Number of Employees	2,224	2,310	(86)	(3.7)%

(1)

Homes passed represents the estimated number of residential and business serviceable addresses within the Company's footprint. During the first quarter of 2018, the number of legacy Cable ONE homes passed was reduced by approximately 74,000 to adjust for duplicate and non-serviceable addresses.

(2)

Average monthly revenue per unit values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three.

(3)

Average monthly revenue per unit values represent quarterly business services revenues (excluding installation and activation fees) divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three.